ICP Solar Technologies announces new Joint Venture in Thin Film Factory
New Partner with History of Thin Film Manufacturing Will Improve Operations and Reduce Costs

MONTREAL, Canada, May 10, 2007- ICP Solar Technologies Inc. (OTCBB: ICPR and FRANKFURT: K1U.F) today announced that it completed the sale of a majority of its shares in its wholly owned manufacturing subsidiary ICP Solar Technologies (UK) Ltd. located in Wales, Great Britain, to ISE Solar LLC ("ISE") for aggregate proceeds of $3.0 million USD.

Under the terms of the agreement ICP Solar will retain a minority shareholding of the facility and continue to benefit from its output, while Sass Peress, Chairman and CEO of ICP Solar will remain on the Board of the joint venture company.

Sass Peress commented, "ISE Solar has over 30 years of amorphous thin film manufacturing experience within its team. This bank of knowledge will help support our great UK team and take the facility to the next level in terms of throughput and quality. While we have successfully developed our factory and recently produced the best plates in its history, to take it beyond requires such a partner. For us, the culmination of negotiations during the first quarter of calendar 2007 resulted in this event, which is in line with our strategic plan to focus on customer application technology and branding strategies, all the while achieving and maintaining profitability. ISE Solar’s expectation to reduce cost of manufacturing by 25% from its current level will not only benefit ICP Solar as continued shareholder and partner, it will also create one of the most cost efficient thin film facilities in the industry today."

The transaction has for effect to reduce the annualized operating expenses of the ICP Solar group by approximately $1.9 million USD (based on fiscal 2007) or 43.2% of total operating expenses combined for all activities in the ICP Solar group.

Robert Stabinsky, President of ISE Solar stated, "ICP Solar has done a magnificent job of keeping this facility going in the most difficult of contexts. We enter this venture with optimism that we can help the great team in Wales take the factory to the next level. Our investment intentions are far beyond what ICP Solar could have envisaged on its own and our global team will now work towards the facility’s automation and expansion, with focus on solar cell process improvements."

About ISE Solar LLC

ISE Solar is a leading provider of vacuum deposition equipment and is based in Warminster, Pennsylvania. Founded in 1994, ISE’s core focus is state-of-the-art equipment, control systems, and full factory solutions for the manufacture of thin-film amorphous silicon photovoltaic, although the company also offers similar solutions for industries ranging from automotive assembly to semiconductor processing. ISE offers standard equipment including sputtering systems, evaporators, plasma deposition, CVD and etch systems, as well as custom equipment engineered to client specifications. In addition to possessing extensive experience in the construction of thin-film solar panel factories, ISE management is also experienced in the management and operation of thin-film solar plants.

Since 1994, ISE has been providing state-of-the-art equipment and control systems as well as full factory solutions to wide-ranging industries. From automotive assembly lines to semiconductor processing, and from pasteurized eggs to intelligent fasteners, ISE provides innovative solutions.

About ICP Solar Technologies Inc.

ICP Solar is a developer, manufacturer and marketer of solar cells and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design, the Company aims to be the industry’s innovation leader. For the past 18 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segments of the solar industry.

ICP Solar’s management has over 50 years of experience in the solar energy sector. The company has its headquarters located in Montreal, Canada, and additional locations in the United Kingdom, Spain, USA, Ireland and France. Corporate information may be found at www.icpsolar.com

ICP Solar products can be found worldwide in retail stores such as Wal-Mart, Costco, Conrad Electronics (Germany), LeRoy Merlin (France), and Dick Smith Electronics (Australia). Its current focus in Europe is developing rooftop solutions and working to develop OEM solutions for automotive markets, working with auto manufacturer Volkswagen.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements herein include, but are not limited to, the expected expansion of our solar solutions into Europe Middle East, Asia and Africa. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent SB-2 filing with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

For further information:
ICP Solar Technologies Inc., 514-270-5770
Sass Peress, Chairman and CEO, speress@icpsolar.com
Leon Assayag, Chief Financial Officer, lassayag@icpsolar.com